Exhibit 99.2

HAMPSHIRE GROUP, LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations are based on the historical financial statements of Hampshire Group, Limited (the “Company,” “Hampshire,” “we” and “our”) and Rio Garment S. de R.L. (“Rio”) after giving effect to the Company’s acquisition of Rio on August 25, 2011 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined statements of operations for the nine months ended October 1, 2011 and October 2, 2010 and for the year ended December 31, 2010 combine the historical consolidated statements of operations of Hampshire and Rio, giving effect to the acquisition as if it had been consummated on January 1, 2010, the beginning of the earliest period presented. The Company’s unaudited condensed consolidated balance sheet as of October 1, 2011 includes the Company’s acquisition of Rio on August 25, 2011 and was reported on the Quarterly Report Form 10-Q, which was filed with the SEC on November 15, 2011.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined statements of operations is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible and intangible assets acquired in connection with our acquisition of Rio.

The unaudited pro forma condensed combined statements of operations are not intended to represent or be indicative of our consolidated results of operations that we would have reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations. The unaudited pro forma condensed combined statements of operations do not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical consolidated financial statements and accompanying notes of Hampshire Group, Limited included in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

HAMPSHIRE GROUP, LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED OCTOBER 1, 2011

	Historical		Pro Forma		Pro Forma
(In thousands, except per share data)	Hampshire	RIO	Adjustments		Combined
Net sales	$40,470	$35,357	$(417)	(a)	$75,410
Cost of goods sold	34,127	29,914	(367)	(a)	63,674
Gross profit	6,343	5,443	(50)	(a)	11,736

Selling, general, and administrative expenses	18,951	3,014	138	(b)	22,103
Goodwill impairment charge	1,204	-	-		1,204
Income (loss) from operations	(13,812)	2,429	(188)		(11,571)

Other income (expense):
Interest income	5	43	-		48
Interest expense	(320)	(1,082)	837	(c)	(565)
Other, net	(34)	(400)	-		(434)
Income (loss) from continuing operations before income taxes	(14,161)	990	649		(12,522)
Income tax provision	(1,013)	-	-		(1,013)
Income (loss) from continuing operations	$(13,148)	$990	$649		$(11,509)

Income (loss) from continuing operations per share:
Basic	$(2.28)				$(1.42)
Diluted	$(2.28)				$(1.42)

Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	5,756		2,345	(d)	8,101
Diluted weighted average number of common shares outstanding	5,756		2,345	(d)	8,101

HAMPSHIRE GROUP, LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED OCTOBER 2, 2010

	Historical		Pro Forma		Pro Forma
(In thousands, except per share data)	Hampshire	RIO	Adjustments		Combined
Net sales	$32,227	$36,939	$(694)	(a)	$68,472
Cost of goods sold	25,822	31,939	(611)	(a)	57,150
Gross profit	6,405	5,000	(83)	(a)	11,322

Selling, general, and administrative expenses	12,640	2,556	1,670	(b)	16,866
Special costs	4,480	-	-		4,480
Income (loss) from operations	(10,715)	2,444	(1,753)		(10,024)

Other income (expense):
Interest income	68	49	-		117
Interest expense	(256)	(925)	912	(c)	(269)
Other, net	(108)	4	-		(104)
Income (loss) from continuing operations before income taxes	(11,011)	1,572	(841)		(10,280)
Income tax provision	(2,173)	-	-		(2,173)
Income (loss) from continuing operations	$(8,838)	$1,572	$(841)		$(8,107)

Income (loss) from continuing operations per share:
Basic	$(1.59)				$(0.98)
Diluted	$(1.59)				$(0.98)

Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	5,554		2,749	(d)	8,303
Diluted weighted average number of common shares outstanding	5,554		2,749	(d)	8,303

HAMPSHIRE GROUP, LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

	Historical		Pro Forma		Pro Forma
(In thousands, except per share data)	Hampshire	RIO	Adjustments		Combined
Net sales	$57,318	$55,067	$(870)	(a)	$111,515
Cost of goods sold	47,439	53,059	(765)	(a)	99,733
Gross profit	9,879	2,008	(105)	(a)	11,782

Selling, general, and administrative expenses	16,871	4,828	2,060	(b)	23,759
Special costs	4,481	-	-		4,481
Loss from operations	(11,473)	(2,820)	(2,165)		(16,458)

Other income (expense):
Interest income	68	66	-		134
Interest expense	(329)	(1,308)	1,308	(c)	(329)
Other, net	(96)	(53)	-		(149)
Loss from continuing operations before income taxes	(11,830)	(4,115)	(857)		(16,802)
Income tax provision	(2,359)	-	-		(2,359)
Loss from continuing operations	$(9,471)	$(4,115)	$(857)		$(14,443)

Loss from continuing operations per share:
Basic	$(1.71)				$(1.74)
Diluted	$(1.71)				$(1.74)

Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	5,554		2,749	(d)	8,303
Diluted weighted average number of common shares outstanding	5,554		2,749	(d)	8,303

Hampshire Group, Limited and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Pro Forma Presentation

On August 25, 2011 Hampshire Group, Limited (the “Company,” “Hampshire” or “we”) completed a merger agreement whereas Rio Garment S. de R.L., a Honduran limited liability company (“Rio”) merged with and into an indirect wholly owned subsidiary of Hampshire Group, Limited. Rio is a Honduras based apparel manufacturer, offering a full range of product development, design and sourcing services, mainly for the vertical specialty store channel. The estimated fair value the Company paid was approximately $21.4 million, of which $12.4 million represented cash and $9.0 million represented the values of the Company’s Common Stock. The purchase price is subject to a post-closing adjustment in respect of the working capital at the date of the acquisition and 2011 earnings before interest, taxes, depreciation and amortization (“EBITDA”) of Rio. Certain cash was deposited into an escrow account and the issuance of Common Stock is pending post-closing purchase price adjustments and potential indemnification claims.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). In accordance with ASC 805, we recognize separately from goodwill, the identifiable assets acquired and the liabilities assumed, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures.  Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed.

The accompanying Unaudited Pro Forma Condensed Combined Statement of Operations present the pro forma consolidated results of operations of the combined company based upon the historical financial statements of the Company and Rio, after giving effect to the adjustments described in these notes, and are intended to reflect the impact of the acquisition on the Company’s consolidated financial statements.  The historical financial statements of Rio were translated at 18.8951 Lempiras to the U.S. dollar, the rate established by The Central Bank of Honduras. The historical results of operations of Rio for the nine months ended October 1, 2011 reflect the period January 1, 2011 through August 25, 2011, the date of acquisition.  The historical results of operations for Hampshire for the nine months ended October 1, 2011 include Rio’s results for the period August 26, 2011 through October 1, 2011.  The historical results of operations of Hampshire for the year ended December 31, 2010 have been restated to exclude discontinued operations.  The Company’s unaudited condensed consolidated balance sheet as of October 1, 2011 includes the Company’s acquisition of Rio on August 25, 2011 and was reported on the Quarterly Report Form 10-Q, which was filed with the SEC on November 15, 2011.

The accompanying Unaudited Pro Forma Condensed Combined Statement of Operations are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies that may result from the acquisition.

The Unaudited Pro Forma Condensed Combined Statement of Operations give effect to the acquisition as if it had been consummated on January 1, 2010, the beginning of the earliest period presented, and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analysis is performed. The historical consolidated financial statements of Rio have been adjusted to reflect certain reclassifications in order to conform to the Company’s financial statement presentation.

The preliminary purchase price is calculated as follows:

(in thousands except shares and stock price)
Cash	$10,549
Fair value of Hampshire’s Common Stock	2,649
Additional installment of purchase price
Cash	1,750
Contingent consideration	6,500
Total estimated purchase price	$21,448

Shares issued	967,009
Hampshire’s stock price at August 25, 2011	$2.74
Fair value of common stock	$2,649

The additional installment of purchase price is based upon Rio achieving a certain level of earnings over a 12 month period and an indemnification period. We expect Rio to achieve the maximum amount of such payment and have reflected the fair value of such amount in the preliminary purchase price. Contingent consideration will be paid with Hampshire common stock upon finalization of the post-closing adjustments and expiration of the indemnity period.

The table below represents a preliminary allocation of the total consideration to tangible and intangible assets and liabilities of Rio based upon management’s preliminary estimate of their respective values as of August 25, 2011:

(in thousands)
Cash and cash equivalents	$183
Accounts receivable	1,896
Inventories	11,921
Other assets	897
Indemnification asset	1,950
Fixed assets	1,230
Goodwill	2,270
Identified intangibles	16,681
Total liabilities	(15,580)
Total purchase price	$21,448

2.  Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments (in thousands):

(a)	Gross profit – To remove the net sales and cost of goods sold earned by a related party that as a result of the acquisition, the customer relationship was discontinued.

(b)
Selling, general and administrative – To record straight-line amortization expense based upon the preliminary fair values of intangible assets that are being amortized based on useful lives from 5 to 11 years, remove bad debt write off related to the former customer mentioned in (a) and reflecting transaction costs relating to the Rio acquisition as if it had occurred on January 1, 2010.

	October 1, 2011	October 2, 2010	December 31, 2010
Amortization expense	$1,170	$1,170	$1,560
Bad debt write off	(532)	-	-
Transaction costs	(500)	500	500
Total, net	$138	$1,670	$2,060

(c)	Interest expense – To eliminate the interest expense and bank factoring costs on Rio’s credit facilities, which were paid in full as part of the acquisition.
(d)
Weighted average number of shares outstanding – To reflect the total number of shares issued to the sellers including the post-closing purchase price adjustments and indemnification period as of the acquisition date.